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[NATIONAL CITY(R)]
                                                      NATIONAL CITY CORPORATION
                                                       P.O. Box 5756
                                                       Cleveland, OH  44101-0756

                                                                    Exhibit 99.1

                                                                    NEWS RELEASE


                                                           FOR IMMEDIATE RELEASE

Contact:   Tom Koch, Media Relations             Derek Green, Investor Relations
           (216) 575-3202                        (216) 222-9849


                 NATIONAL CITY CORPORATION ANNOUNCES REALIGNMENT
                          OF CONSUMER FINANCE BUSINESS

              CLEVELAND, December 15, 2000 - National City Corporation (NYSE:
NCC) today announced that as part of a realignment of the consumer finance business, it is closing its 69 Loan Zone(R) retail stores in the U.S., exiting the wholesale loan origination business of its Pittsburgh-based Altegra subsidiary, and exiting the automobile leasing business.

              "These actions are the result of an ongoing review of our business portfolio," said David A. Daberko, chairman and chief executive officer of National City Corporation. "As we focused on where we have a competitive advantage, it became clear to us that the Loan Zone(R) and the wholesale loan origination business, along with our auto leasing business did not measure up to our model for profitability and growth. Our non-prime mortgage business will now be concentrated in our First Franklin subsidiary." First Franklin Financial, acquired by National City in 1999, is a leading wholesale originator of nonconforming home mortgages.

              The Loan Zone(R) stores had been operated by National City's Altegra subsidiary. Following its exit from these loan origination businesses, Altegra will focus on servicing nonconforming mortgages.

              Additionally, National City has decided to exit the auto leasing business, effective immediately. Auto leasing is part of the dealer finance business that also includes indirect auto loans, dealer floor plan, and marine and RV loans, as well as manufactured housing loans.



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              "Auto leasing has been an under-performing part of our dealer finance business," said Peter E. Raskind, executive vice president of National City Corporation and head of consumer finance. "Dealer finance will continue to be an important segment of our consumer finance line of business as we focus on growing our indirect auto and dealer floor plan, marine and RV loans as well as manufactured housing, motor sports and home improvement lending."

              In conjunction with the foregoing actions, the company expects to record pre-tax charges in the range of $43 to $46 million in the fourth quarter for severance costs and asset writedowns including lease residual values and goodwill. Approximately 200 staff will be affected by the realignment.

              This press release contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that reference future financial performance. They are based on the beliefs, assumptions, and information currently available to National City's management at the time of the release. Such forward looking statements involve significant risks and uncertainties, including changes in general economic and financial market conditions, and other factors, presently unforeseen, that could affect the Corporation's ability to execute its plans. Although National City believes that the expectations reflected in such forward looking statements are reasonable, actual results may differ materially.

ABOUT NATIONAL CITY
National City Corporation (NYSE: NCC) is an $85 billion financial holding company based in Cleveland, Ohio. The company offers a full range of financial services including investment banking, brokerage, mutual fund, insurance and traditional banking services to individuals and businesses. National City has offices in Ohio, Pennsylvania, Michigan, Indiana, Kentucky and Illinois. National City can be found on the World Wide Web at www.national-city.com.

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